Exhibit 99.1

PEABODY ENERGY

News Release
CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
December 15, 2004

PEABODY ENERGY (NYSE: BTU) AND AEP SIGN
AGREEMENTS FOR UP TO 98 MILLION TONS OF COAL SUPPLIES

ST. LOUIS, Dec. 15 – Subsidiaries of Peabody Energy (NYSE: BTU) and American Electric Power (NYSE: AEP) today entered into six agreements from four coal regions for up to 98 million tons of coal that would be used at AEP generating plants in six states.

The agreements include coal supplies from the Powder River Basin, Northern Appalachia, Central Appalachia and Midwest, for contract terms that extend as long as 2014. The total implied revenue for the full term of the agreements is approximately $1.2 billion. The companies also announced that they have resolved outstanding lawsuits regarding coal supplies.

“We’re pleased to resolve the issues that were in dispute and to dispose of this litigation in a rational manner,” said AEP Chairman, President and Chief Executive Officer Michael G. Morris. “Reaching new purchase and sales agreements is an added bonus. Peabody is a long-time supplier of coal to AEP, and we value our business relationship with such a stable, reliable company.”

“Peabody and AEP are uniquely qualified to enter into coal transactions involving multiple production, transportation and consumption locations,” said Peabody Chairman and Chief Executive Officer Irl F. Engelhardt. “The transactions demonstrate creative solutions that can be achieved by large-scale energy companies. We’re pleased to reinforce the strong relationship between the world’s largest coal company and one of America’s largest coal consumers.”

American Electric Power owns more than 36,000 megawatts of generating capacity in the United States and is the nation’s largest electricity generator. AEP is also one of the largest electric utilities in the United States, with more than 5 million customers linked to AEP’s 11-state electricity transmission and distribution grid. The company is based in Columbus, Ohio.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2003 sales of 203 million tons and $2.8 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity generation and more than 2.5 percent of worldwide electricity.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. For detailed risk factors, please refer to the company’s filings with the U.S. Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.